Exhibit 99.1

Source:  CombiMatrix Corporation

CombiMatrix Corporation Reports Fourth Quarter

and Year End 2007 Financial Results

MUKILTEO, Wash., March 6, 2008 – (PRIMENEWSWIRE) – CombiMatrix Corporation (Nasdaq: CBMX) today reported its financial results for the three months and the year ended December 31, 2007.

 “2007 was a transformative year for CombiMatrix,” commented Dr. Amit Kumar, President and CEO of CombiMatrix Corporation.  “We completed our split-off from Acacia Research Corporation, began executing on our diagnostics focused initiatives, and continued to strengthen other aspects of our business.”

“For the fourth quarter of 2007, we achieved revenues of $1.9 million, representing four sequential quarters of revenue growth.  Our fourth quarter revenues increased by 12% over the third quarter 2007 revenues of $1.7 million and increased 54% over the fourth quarter 2006 revenues of $859,000.  The increase in revenues relative to prior periods was due primarily to increased product sales of our microarray instruments and chips to the research marketplace as well as increased revenues from our ongoing contracts with the U.S. Department of Defense and increased sales of our diagnostics services.  For the year ended December 31, 2007, total revenues were $6.0 million compared to $5.7 million in 2006.”

“In addition, we continued to focus on reducing operating costs during the past year.  Our net cash burn was $2.3 million during the fourth quarter of 2007, compared to $4.1 million during the comparable fourth quarter of 2006, representing a 44% reduction.   For the year ended December 31, 2007, our net cash burn was $11.5 million compared to $18.2 million in 2006, representing a 37% reduction.  Despite increased legal costs, we were able to substantially improve our net burn for the fourth quarter and for the year ended 2007.  We ended 2007 with $8.2 million in cash and short-term investments, and we expect to strengthen our balance sheet in the future with the proceeds from the verdict against National Union.  Overall, we have never been better positioned for success,” concluded Dr. Kumar.

Operating Results – Fourth Quarter of 2007

Revenues for the fourth quarter of 2007 were $1.9 million versus $1.7 million for the third quarter of 2007 and $859,000 in the fourth quarter of 2006.  Fourth quarter 2007 revenues were comprised of $851,000 in government contact revenues and $1.0 million in CustomArrayTM product, equipment and service revenues, including diagnostic services.  Fourth quarter 2006 revenues were comprised of $511,000 of government contract revenues and $348,000 of CustomArrayTM product, equipment and service revenues.

Operating expenses for the fourth quarter of 2007 were $5.5 million versus $6.6 million in the comparable 2006 period.  Operating expenses included research and development and marketing, general and administrative expenses of $1.2 million and $2.5 million, respectively, versus $2.1 million and $3.0 million, respectively, in the comparable 2006 period.  Included in these amounts were non-cash stock compensation charges totaling $311,000 in the fourth quarter of 2007 versus $601,000 in the comparable 2006 period.

The fourth quarter 2007 net loss was $3.5 million versus $4.5 million in the comparable 2006 period.  The 2006 results included non-cash gains of $1.1 million related to the adjustment of the Company’s long-term warrant liability for changes in fair value.  There were no such adjustments during the fourth quarter of 2007 as the Company no longer classifies its outstanding warrants as liabilities but instead as a component of equity.

Excluding the effects of the warrant liability adjustments in 2006, our fourth quarter net loss improved by $2.1 million, or 38% compared to the fourth quarter of 2006.

Operating Results – Year Ended 2007

Revenues for the year ended 2007 were $6.0 million versus $5.7 million in 2006.  Our 2007 revenues were comprised of $2.7 million in government contact revenues and $3.3 million in CustomArrayTM product, equipment and service revenues, including diagnostic services.  Our 2006 revenues were comprised of $2.1 million of government contract revenues and $3.7 million of CustomArrayTM product, equipment and service revenues.

Operating expenses for the year ended 2007 were $21.7 million versus $27.9 million in 2006.  Operating expenses included research and development and marketing, general and administrative expenses of $6.0 million and $9.5 million, respectively, versus $9.5 million and $12.7 million, respectively, in 2006.  Included in these amounts were non-cash stock compensation charges totaling $2.5 million for the year ended December 31, 2007 versus $2.4 million in 2006.

Net loss for the year ended December 31, 2007 was $12.6 million versus $20.0 million in 2006.  These results included non-cash gains of $2.5 million in 2007 and $1.8 million in 2006, related to the adjustment of the Company’s long-term warrant liability for changes in fair value.  Excluding the effects of the warrant liability adjustments, our 2007 net loss improved by $6.6 million, or 31%, compared to 2006.

Financial Position

Total assets were $35.8 million as of December 31, 2007 compared to $44.2 million as of December 31, 2006.  Cash, cash equivalents and short-term investments totaled $8.2 million as of December 31, 2007 compared to $14.3 million as of December 31, 2006.

Business Highlights and Recent Developments

Business highlights of the fourth quarter and recent developments include:

•                  In October of 2007, Leuchemix, Inc., a minority owned subsidiary of CombiMatrix Corporation, announced the publication of pre-clinical data on the anti-cancer effects of its lead drug compound.  The publication was in “Blood,” which is a significant journal in hematology.  An abstract of the web version of the article can be accessed using the following link: http://bloodjournal.hematologylibrary.org/cgi/content/abstract/blood-2007-05-090621v1.

•                  In December of 2007, CombiMatrix Molecular Diagnostics (“CMDX”), a wholly owned subsidiary of CombiMatrix Corporation, launched ATScan™, the first objective array-based test for Autism Spectrum Disorder (or “Autism”).  ATScan is designed to detect known genomic copy-number variations (or “CNVs”) associated with Autism.  Subsequent publications of comprehensive studies of Autistic patients underscore the value of genetic analysis as a method for objective, early diagnosis and prognosis.

•              In January of 2008, CombiMatrix and Clarient established a strategic partnership to market HemeScan™ for several hematological disorders.  The HemeScan test was developed by CombiMatrix and validated in collaboration with a team of high-profile academic centers, including the M.D. Anderson Cancer Center in Houston, the University of Texas Health Science Center in San Antonio, and Netherlands Cancer Institute in Amsterdam.

•                  In February of 2008, CombiMatrix announced that a U.S. Federal Court awarded CombiMatrix over $31 million in a lawsuit against National Union Fire Insurance Company, a member company of American International Group (or “AIG”).

•                  In February of 2008, CMDX launched HerScan™, its first array-based test for assessment of patients with breast cancer.  This array-based test evaluated HER2 gene status as well as the status for several other genetic markers that have shown utility in the evaluation and management of cancer patients.

*  *  *

A conference call been scheduled for today.  The presentation and Q&A session will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial 1-800-704-9804 for domestic callers and 1-404-920-6604 for direct dial or international callers.  All callers will need to provide the participant code 329443# (329443 followed by the # key).  A replay of the audio presentation will be available for 14 days using the same dial-in numbers, but the participant code for the recorded playback is 641376# (641376 followed by the # key).

The call is being webcast live and can be accessed at CombiMatrix’s website at www.combimatrix.com, in the Investor section.

ABOUT COMBIMATRIX CORPORATION

We are a diversified biotechnology business that develops proprietary technologies, products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology research, defense and homeland security markets, as well as other potential markets where our products and services could be utilized.  The technologies we have developed include a platform technology to rapidly produce customizable, in-situ synthesized, oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins.  This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.  Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs.  CombiMatrix Molecular Diagnostics, Inc., a wholly owned subsidiary located in Irvine, California, has developed capabilities of producing arrays that utilize bacterial artificial chromosomes, which also enable genetic analysis.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985 CBMX (2269).  Additional information about our laboratory CombiMatrix Molecular Diagnostics is available at www.cmdiagnostics.com or by calling 1-800-710-0624

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Dr. Amit Kumar

President and Chief Executive Officer, CombiMatrix Corporation
Tel (425) 493-2000; Fax (425) 493-2010

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION

	December 31,	December 31,
	2007	2006

Total cash, cash equivalents and short-term investments	$8,234	$14,341
Total assets	$35,843	$44,213
Total liabilities	$3,201	$11,399
Total equity	$32,642	$32,814

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues:
Government contracts	$851	$511	$2,706	$2,074
Products	737	228	2,463	3,278
Services	225	58	611	263
Collaboration agreements	62	62	249	125
Total revenues	1,875	859	6,029	5,740

Operating expenses:
Cost of government contracts	804	483	2,572	1,959
Cost of products	410	285	1,268	1,258
Research and development expenses	1,148	2,105	6,022	9,485
Marketing, general and administrative expenses	2,502	3,016	9,458	12,707
Patent amortization and royalties	338	408	1,332	1,483
Equity in loss of investees	251	250	1,021	1,036
Total operating expenses	5,453	6,547	21,673	27,928
Operating loss	(3,578)	(5,688)	(15,644)	(22,188)

Other income (expense):
Interest income	120	94	568	523
Loss on sale of interest in subsidiary	—	—	—	(84)
Warrant gains	—	1,091	2,523	1,754
Total other income	120	1,185	3,091	2,193

Loss from operations before income taxes	(3,458)	(4,503)	(12,553)	(19,995)
Benefit for income taxes	—	—	—	34
Net loss	$(3,458)	$(4,503)	$(12,553)	$(19,961)

Basic and diluted net loss per share	$(0.58)		$(2.10)

Basic and diluted weighted average common shares outstanding	5,990,719		5,990,543